Exhibit 23.3
Consent of Independent Certified Public Accounting Firm
PTC Therapeutics, Inc.
South Plainfield, New Jersey
        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PTC Therapeutics, Inc. of our report dated August 21, 2018, relating to the consolidated financial statements of Agilis Biotherapeutics, Inc. as of and for the years ended December 31, 2017 and 2016 appearing in PTC Therapeutics, Inc.'s Form 8-K filed on August 24, 2018. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.
/s/ BDO USA, LLP
Boston, Massachusetts
January 6, 2020